UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 06, 2025

ABM INDUSTRIES INCORPORATED

(Exact name of Registrant as Specified in Its Charter)

Delaware	1-8929	94-1369354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Liberty Plaza 7th Floor
New York, New York		10006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 297-0200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ABM	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2025, the ABM Industries Incorporated (the “Company”) Board of Directors (the “Board”) appointed David Orr to serve as the Company’s Executive Vice President and Chief Financial Officer, effective immediately. Mr. Orr succeeds Earl Ellis, who has served as the Company’s chief financial officer since November 2020. Mr. Orr, age 51, has served as the Company’s Senior Vice President of Financial Planning and Analysis since 2015. Prior to that, he was the Company’s Vice President of Strategic Solutions from 2008 to 2015 and held various finance and administration roles in the Company’s Amtech Lighting Services division from 2001 to 2008.

In connection with his appointment as CFO, Mr. Orr’s base salary will be set at $560,000 per year, his target annual equity incentive opportunity will be set at 175% of base salary, and his target annual cash incentive opportunity will be set at 85% of base salary. Mr. Orr will receive promotion grants of (i) Restricted Stock Units with a value of $180,000, which will vest 1/3 on each of the first three anniversaries of the grant date and (ii) Performance Shares with a value of $270,000, which will vest, if earned, based on the achievement of adjusted EBITDA and revenue goals over a three-year performance period, subject to modification based on the Company’s total shareholder return performance relative to the S&P Composite 1500 Commercial Services & Supplies Index over such period, subject, in each case, to the terms of the applicable award agreement and the Company’s equity incentive plan.

In connection with Mr. Orr’s promotion, the Company and Mr. Orr entered into the Company’s standard form of executive employment agreement and change in control agreement. The employment agreement provides, among other matters, that if Mr. Orr’s employment is terminated by the Company without cause or he resigns for good reason, subject to his execution (and non-revocation) of a release of claims against the Company, Mr. Orr will be entitled to: (i) two times the sum of his base salary plus target annual cash bonus, (ii) 18 months of medical benefits coverage, (iii) his prorated annual cash bonus for the year of termination based on actual performance as determined after the end of the performance period, and (iv) any earned but unpaid annual cash bonus. The employment agreement includes confidentiality, employee and customer non-solicitation and non-competition covenants. If Mr. Orr is terminated under circumstances qualifying him for payments and benefits under the change in control agreement, his payments and benefits will be governed by such agreement.

The change in control agreement provides that, in the event of a change in control (as defined therein) of the Company and Mr. Orr’s employment is terminated by the Company without cause or he resigns for good reason within two years thereafter, Mr. Orr will be entitled to: (i) two and one-half times the sum of his base salary plus target cash bonus; (ii) the vesting of all then unvested equity awards (and, in the case of performance awards, such awards will vest at a target award level), and (iii) payment equal to the present value of health and welfare benefits for 18 months; and (iv) payment of any unpaid, but earned, incentive pay and a pro rata portion of any unpaid incentive pay at a target award level for the performance period in which the termination occurs. The change in control agreement includes confidentiality and non-competition covenants.

In connection with Mr. Orr’s entry into the executive employment agreement and change in control agreement with the Company, he ceased to participate in the Company’s executive severance plan.

On June 6, 2025, Earl Ellis terminated from the position of chief financial officer. Mr. Ellis is expected to serve as Senior Advisor until no later than September 5, 2025 (the “Separation Date”). In connection with his departure from the Company on the Separation Date, Mr. Ellis will be entitled to receive severance payments and benefits for a termination without cause in accordance with the terms of his executive employment agreement and his outstanding equity awards, subject to signing a release of claims.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by ABM Industries Incorporated, dated June 10, 2025, announcing the appointment of David Orr as Executive Vice President and Chief Financial Officer.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED

Date:	June 10, 2025	By:	/s/ David R. Goldman
David R. Goldman Vice President and Corporate Secretary